UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
SPOK HOLDINGS, INC.
(Name of Registrant as Specified in its Charter)
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DEFINITIVE ADDITIONAL MATERIAL RELATING TO THE DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A OF SPOK HOLDINGS, INC. FILED ON APRIL 27, 2017
In response to the ISS Proxy Analysis & Benchmark Policy Voting Recommendation Report published on July 4, 2017, Spok Holdings, Inc. ( the “Company”) is providing further clarification for each director of the Board of Directors (“Board”), on director attendance at Board and committee meetings for 2016 contained in the Company’s Definitive Proxy Statement on Schedule 14A filed on April 27, 2017 relating to the Company’s 2017 Annual Meeting of Stockholders to be held on July 24, 2017 (the “2017 Proxy Statement”). ISS determined without consultation with the Company that our Chief Executive Officer and director had missed multiple Board meetings when, in fact, his attendance at Board meetings has been 100% since November 2004, the date he became a director, President and Chief Executive Officer of the Company. Further, the Company made multiple attempts to reach ISS after its initial call on June 2, 2017 and no response from ISS was received. As a result, we are filing this definitive additional material to correct the record.
In the section Board of Directors and Governance Matters, “Board Responsibility, Composition and Meetings” in the 2017 Proxy Statement, the Company disclosed the attendance at Board meetings and committees of the Board in which the directors served. During 2016 all nominees for director along with Mr. Gallopo attended 100% of the aggregated number of meetings of the Board and any committees of the Board on which they served, except for two directors, one who missed one meeting and one who missed two meetings. Mr. Butterfield did not attend the July Audit Committee meeting due to travel issues outside his control. Mr. Gallopo did not attend the April Board and April Audit Committee meetings due to personal medical reasons. Thus, Mr. Butterfield and Mr. Gallopo attended 90% and 80%, respectively, of the aggregate number of meetings of the Board and any committees of the Board on which they served. This information is provided in table format below. All directors attended the virtual 2016 Annual Meeting of Stockholders.

	Percentage of Attendance
Directors and Nominees for Director	Board (5 meetings)	Audit Committee (5 meetings)
Royce Yudkoff	100%	N/A
N. Blair Butterfield	100%	80%(1)
Stacia A. Hylton	100%	100%
Vincent D. Kelly	100%	N/A
Brian O’Reilly	100%	N/A
Matthew Oristano	100%	100%
Samme L. Thompson	100%	N/A

Former Director
Nicholas A. Gallopo (2)	80%(3)	80%(3)

(1)	Mr. Butterfield did not attend the July Audit Committee meeting due to travel issues outside his control.

(2)	Mr. Gallopo died in November 2016.

(3)	Mr. Gallopo did not attend the April Board and April Audit Committee meetings due to personal medical reasons.

All committee members (100%) attended the Compensation Committee and Nominating and Governance Committee meetings.